Exhibit 10.33

SUPPLEMENT AGREEMENT TO SERVICE AGREEMENT

by and between

Sirona Dental GmbH, Wasserfeldstraße 30, A-5020 Salzburg, Austria, as employer

(hereinafter the “Company”),

Sirona Dental Systems, Inc., 30 -30 47th Avenue, Suite 500, Long Island City, NY 11101, USA

(hereinafter the “Guarantor”)

and

Ms Simone Blank, Mölckhofgasse 9, A-5020 Salzburg, Austria, as employee

(hereinafter the “Member of the Management Board” or the “Member”)

Preliminary Remarks

The Company and the Member of the Management Board have entered into an executive service agreement (Geschäftsführer-Dienstvertrag) dated 10 October 2007, which has been amended in the meantime and the Guarantor has become a party to this agreement (as amended, the “Current Executive Service Agreement”). The Company, the Member of the Management Board and Guarantor wish to supplement the Current Executive Service Agreement as follows:

§ 1

Supplement

A new paragraph 6 and a new paragraph 7 shall be added to § 2 “Compensation” of the Current Executive Service Agreement, which reads as follows:

“6.	As the Member of the Management may provide her work under this Agreement also partially for the Guarantor, the parties agree that all time the Member of the Management Board may work under this Agreement in Austria shall be deemed to be work only for the Company (including work in connection with a management service agreement between the Company and the Guarantor), but not for the Guarantor. The yearly salary and the bonus according to § 2 paras. 1 and 2 of this Agreement shall be paid by the Guarantor pro rata to the days the Member of the Management Board has worked for the Guarantor compared to the total days to be worked under this Agreement (“Guarantor Portion”). The remaining portion of the yearly salary and the bonus according to § 2 paras. 1 and 2 of this Agreement shall be paid by the Company. In order to facilitate the payment mechanism, it is agreed that Guarantor shall, with regard to salary according to § 2 para 1 of this Agreement, be obliged to pay to the Member of the Management Board a fixed amount on a monthly basis in the amount of 20% of the total salary; accordingly, the remaining part of the salary to be paid by the Company to the Member of the Management Board will amount to 80% of such salary. Within 30 days following the end of a calendar year, Guarantor, or as the case may be, the Company, shall, on the basis of the records duly maintained by the Company for such calendar year, compensate the respective other party for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year. The Member of the Management Board declares to accept the agreed payments from Guarantor. Therefore, by receipt of payments of Guarantor, the respective payment obligations of Company shall be satisfied. For avoidance of doubt, the Guarantor’s obligation to make certain payments under this Agreement does not affect the payment obligations of the Company under this Agreement. Therefore, if Guarantor is in default with payments, both the Company and the Guarantor shall be jointly and severally (solidarisch) liable for the respective claims.

To further specify the work the Member of the Management Board provides for the Guarantor under this Agreement, the Guarantor and the Member of the Management Board shall conclude the agreement attached as Annex 2.6, which shall be an integral part of this Agreement.

For the avoidance of doubt, all other rights and obligations of the Member of the Management Board under and in connection with this Agreement, shall not be split and, therefore, remain to the full extent vis-à-vis the Company and/or the Guarantor, as they were. In particular, the authority to issue instructions (Weisungsrecht) to the Member of the Management Board with regard to the performance of this Agreement shall remain with the Company.

7.	The Member of the Management Board shall be subject to tax equalization. Tax equalization shall mean and ensure that the Member of the Management Board remains neutral from a tax and social security perspective with respect to (i) compensation received by the Member of the Management Board from the Guarantor and/or the Company, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises), and (ii) the indirect investment of the Member of the Management Board in the Guarantor; provided that the Company and the Guarantor shall be obliged to make any payments with respect to such tax equalization for any given calendar year only if during such calendar year (x) the following conditions under (1) and (4) have been satisfied and (y) only in respect of the tax equalization regarding the Member’s indirect investment in the Guarantor according to 7. (ii), also the following conditions under (2) and (3) have been satisfied:

(1)	either (A) the only days the Member has been physically present in the United States during such calendar year are days the Member performed services for the Guarantor in the United States and any days immediately prior to or immediately after any days on which the Member performed such services, or (B) the sum of (i) the number of days the Member has been physically present in the United States during such calendar year, (ii) the number of days the Member has been physically present in the United States in the first preceding calendar year multiplied by 1/3, and (iii) the number of days the Member has been physically present in the United States in the second preceding calendar year multiplied by 1/6, does not equal or exceed 183;

(2)	other than the services performed for the Guarantor, the Member has not engaged in activities constituting trade or business in the United States (including through an entity treated as a partnership for United States federal income tax purposes).;

(3)	Dental Innovations BVBA has not engaged in a United States trade or business (including through an entity treated as a partnership for United States federal income tax purposes); and

(4)	the Member has not applied for permanent resident status in the United States.

In case of distributions from Dental Innovations BVBA to the Member, the tax equalization according to 7. (ii) shall become payable (i) for an aggregate distribution amount to the Member of up to US$ 5.0 million of cash or assets during the three-year period beginning on the date hereof and (ii) unless the Parties agree in writing to a different amount prior to the expiry of the first three-year period, an additional aggregate distribution amount to the Member of up to US$ 5.0 million of cash or assets during the consecutive three-year period beginning upon expiry of the first three-year period (i.e. distributions to the Member in an aggregate amount of up to US$ 10.0 million are subject to tax equalization over such six-year period).

The Member of the Management Board will pay the same amount of income taxes (referred to as “hypothetical tax liability”) as she would have paid had she performed all of her duties in Austria and did not perform the duties/time spend in the United States of America and been subject to a salary split mentioned above.

The Company shall provide and pay for all tax advice in this regard – especially for the calculation of the “hypothetical tax liability” - and will engage PricewaterhouseCoopers to prepare the U.S. tax returns, as applicable. In addition, the Company will engage PricewaterhouseCoopers to report to the Austrian tax advisor of the Member of the Management Board all relevant information being caused by the salary split and the tax equalization mentioned above, which are necessary or helpful to prepare and file the Austrian income tax returns of the Member of the Management Board.”

All other terms of the Current Executive Service Agreement remain unchanged.

§ 2

Miscellaneous

1.	Modifications of, or amendments to, this agreement shall be made in writing to be effective. The same applies for this clause.

2.	The parties may comply with the requirement of written form as agreed in this agreement by using fax, telex or telecopy, if the author of the document is identifiable from the document.

3.	Should any provision of this agreement be or become invalid, this does in no way influence the validity of the remaining provisions. The parties undertake to agree without undue delay a provision instead of the invalid provision which comes as nearest to the economic purpose of the invalid provision and the purpose the parties have intended.

4.	In case of an discrepancies between this agreement and Annex 2.6, this agreement shall prevail.

5.	This agreement is governed by the laws of Austria. Any dispute arising out of this agreement shall fall within the jurisdiction of the competent court for the court district of Salzburg.

Salzburg, November 15, 2010

/s/ Jost C. Fischer /s/ Tom Redlich	/s/ Simone Blank

Sirona Dental GmbH	Simone Blank

/s/ Jonathan Friedman

Sirona Dental Systems, Inc.

ANNEX 2.6

AGREEMENT

by and between

Sirona Dental Systems, Inc., 30 -30 47th Avenue, Suite 500, Long Island City, NY 11101, USA

(hereinafter the “Guarantor”)

and

Ms Simone Blank, Mölckhofgasse 9, A-5020 Salzburg, Austria, as employee

(hereinafter the “Member of the Management Board”)

Preliminary Remarks

Sirona Dental GmbH, Wasserfeldstraße 30, A-5020 Salzburg, Austria, (“Company”), and the Member of the Management Board have entered into an executive service agreement (Geschäftsführer-Dienstvertrag) dated 10 October 2007, which has been amended and supplemented in the meantime (the last supplement dated on the date hereof) and the Guarantor has become a party to this agreement (as amended and supplemented, the “Current Executive Service Agreement”). The Member of the Management Board and Guarantor wish to agree on this agreement in connection with the Current Executive Service Agreement as follows:

§ 1

Works and Services, Compensation

1.	The work which the Member of the Management Board may provide under the Current Executive Service Agreement for the Guarantor shall include travels to the USA in her function as board member of the Guarantor, meetings with other board members of the Guarantor for discussions, participations in investor conferences etc. Meetings of the board of the Guarantor may also take place in other countries than the USA (except for Austria). It is envisaged, that the work for the Guarantor amounts to at least 20% of her time to be worked under the Current Executive Service Agreement.

2.	The yearly salary and the bonus according to § 2 paras. 1 and 2 of the Current Executive Service Agreement shall be paid by the Guarantor pro rata to the days the Member of the Management Board has worked for the Guarantor compared to the total days to be worked under the Current Executive Service Agreement (“Guarantor Portion”).

3.	For the avoidance of doubt, all rights and obligations of the Member of the Management Board under and in connection with the Current Executive Service Agreement, shall not be split and, therefore, remain to the full extent vis-à-vis the Company and/or the Guarantor, as they were.

§ 2

Miscellaneous

1.	Modifications of, or amendments to, this agreement shall be made in writing to be effective. The same applies for this clause.

2.	The parties may comply with the requirement of written form as agreed in this agreement by using fax, telex or telecopy, if the author of the document is identifiable from the document.

3.	Should any provision of this agreement be or become invalid, this does in no way influence the validity of the remaining provisions. The parties undertake to agree without undue delay a provision instead of the invalid provision which comes as nearest to the economic purpose of the invalid provision and the purpose the parties have intended.

4.	This agreement is governed by the laws of Austria. Any dispute arising out of this agreement shall fall within the jurisdiction of the competent court for the court district of Salzburg.

5.	This agreement shall terminate simultaneously with the Current Executive Service Agreement without any termination notice being required.

6.	This agreement shall not operate to duplicate any provisions of the Current Executive Service Agreement.

Salzburg, November 15, 2010

/s/ Jonathan Friedman	/s/ Simone Blank

Sirona Dental Systems, Inc.	Simone Blank